Exhibit 10.25
SSAR Award
DATE:    February 12, 2015

TO:    <<Name>>

Here are the details for your SSAR grant:

Number of shares of Dover Common Stock -         <<# of Shares>>
SSAR Base Price Per Share -                 $xx.xx

Date of Grant -                         February 12, 2015
Expiration Date -                         February 12, 2025

Your Stock Settled Appreciation Right (SSAR) award is subject to all the terms and provisions of the Dover Corporation 2012 Equity and Cash Incentive Plan ("Plan"), which terms and provisions are expressly incorporated into and made a part of the award as if set forth in full herein. A copy of the Plan can be found on www.dovercorporation.com/investorinformation.asp in the SEC Filings, Proxy Filing on March 19, 2012 Appendix A.

In addition, your SSAR is subject to the following:

1.
The earliest date on which the SSAR may be exercised is the third anniversary of the Grant Date. Earlier exercise may be permitted in the event of a Change in Control or death or disability as provided in the Plan. No payment is required to exercise a SSAR.

2.
It is your responsibility to keep track of your SSAR grants and to ensure that you exercise your SSARs before they expire. Dover will not remind or notify you that your SSAR is nearing its expiration date.

3.	Your SSAR is subject to earlier termination as provided in the Plan, for example, upon termination of employment (including retirement) prior to the expiration date.

4.
Upon exercise of your SSARs, you will be entitled to receive from Dover that number of whole shares of Dover Common Stock equal in value, on the date of exercise of the SSARs, to the excess of (A) the value of a share of Dover Common Stock on the date of exercise of the SSARs multiplied by the number of SSARs being exercised over (B) the sum of (i) the per share base price of the SSARs being exercised multiplied by the number of SSARs being exercised, plus (ii) unless you elect to pay such tax in cash, any amount of tax that must be withheld in connection with such exercise. Fractional shares shall be disregarded.

5.
As a condition of receiving your SSAR Award, you agree to be bound by the terms and conditions of the Dover Corporation Anti-hedging and Anti-pledging Policy and by any Clawback Policy to be adopted by Dover, as such policies may be in effect from time to time. The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Dover equity securities held by you or certain designees, whether such Dover securities are, or have been, acquired under the Plan, another compensation plan sponsored by Dover, or otherwise. Please review the Anti-hedging and Anti-pledging Policy to make sure that you are in compliance. You may obtain a copy of the current version of the Anti-hedging, Anti-pledging, and any Clawback Policy to be adopted by Dover, by contacting the Benefits Department at 630-541-1540.

6.	For Non-US Employees, your SSAR Award is subject to the terms and conditions of the Addendum for Non-US Employees attached to your SSAR Award letter.

7.	Your SSAR is not transferrable by you other than by will or the laws of descent and distribution and in accordance with the applicable terms and conditions of the Plan.

8.	Dover reserves the right to amend, modify, or terminate the Plan at any time in their discretion without notice.